Exhibit 10.1

Zevra Therapeutics, Inc.

Executive Employment Agreement

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of the ___ day of October 2023, by and between ZEVRA THERAPEUTICS, INC., a Delaware corporation (the “Company”) and NEIL F. MCFARLANE (“Executive”) (each being a “Party” hereto and together constituting the “Parties”).

Whereas, Company desires to employ Executive and, in connection therewith, to compensate Executive for Executive’s personal services to Company; and

Whereas, Executive wishes to be employed by Company and provide personal services and certain covenants to Company in return for certain compensation and benefits.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. EMPLOYMENT.

A. Employment.  Subject to the terms set forth herein, Company agrees to employ Executive, and Executive hereby accepts such employment with Company as Chief Executive Officer and President, or in such other capacities which are substantially similar to the positions of Chief Executive Officer and President as Company shall reasonably determine from time to time (or in such other capacities as mutually agreed with Executive), upon the terms and conditions set forth in this Agreement.

B. Effective Date and Term.  Company’s employment of Executive under this Agreement shall commence effective as of October 10, 2023, or such other date mutually agreed between the Parties (the date that Executive actually commences such employment, the “Effective Date”) and continue until the Date of Termination (defined in Section 4(A)) (hereinafter such period of time from the commencement until termination of employment shall be referred to as the “Employment Term”).  Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with Company may be terminated by either Party at any time for any or no reason (subject to the notice requirements of Section 4).  This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of Company.

C.  Duties of Executive.  During the Employment Term, all of the following shall apply:  Executive shall carry out, perform and comply with such reasonable and lawful orders, directions, and written rules and policies (including those rules and policies memorialized in meeting minutes) as are assigned or set by Company’s board of directors (the “Board”) from time to time.  Executive shall report to, receive directions from and be reviewed by the Board.  Executive’s duties shall include the duties and responsibilities commonly associated with a Chief Executive Officer and President of a company similar to Company.  Subject to the limitations of Section 4(E)(3)(iv), the Board retains the right to modify Executive’s responsibilities pursuant to the legitimate business needs of Company. Executive shall be appointed to the Board shortly following the Effective Date, and Company shall nominate Executive for re-election by the stockholders to a seat on the Board at the Company’s first regular meeting of stockholders following the Effective Date.

D. Duty of Loyalty.  During the Employment Term, Executive shall not, without the prior written consent of the Board, accept other employment or render or perform other services for compensation or engage in outside business activities (including serving on outside boards or committees).  Executive shall devote Executive’s full business time and attention and Executive’s best efforts to the faithful performance of Executive’s duties as an executive officer and employee of Company.  However, Executive’s expenditure of reasonable amounts of time (i) devoted to serving on the board of directors set forth on Exhibit A hereto; (ii) for teaching; and (iii) on behalf of charitable or professional organizations in a capacity other than a board member, shall not be deemed a breach of this Agreement, provided, in each case, that such activities do not interfere with the performance of Executive’s duties and responsibilities hereunder, including the limitations in Sections 6-9, and Executive has provided prior written notice to the Board and the Board has provided prior written approval of such activities, as determined in the Board’s reasonable sole discretion, which approval will not be unreasonably withheld.  Nothing in this Agreement shall preclude Executive’s expenditure of reasonable amounts of time on managing Executive’s personal, financial and legal affairs; provided such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder, including the limitations in Sections 6-9, as determined in the Board’s good faith sole discretion.

E. Place of Performance.  Executive’s principal place of employment during the Employment Term will be Celebration, Florida or such other location as mutually agreed upon by Executive and the Board.  Notwithstanding the foregoing, Executive understands and agrees that Executive’s presence may be required at Company headquarters or other Company worksites, or Executive may be required to travel for business, in each case, in accordance with Executive’s duties and responsibilities under this Agreement, as business needs require or may change over time and as reasonably requested by the Board.

2. COMPENSATION AND BENEFITS. In consideration of the services to be rendered by Executive pursuant to this Agreement, as well as Executive’s covenants set forth in this Agreement, Company shall pay to Executive the following compensation, which shall be the entire and exclusive compensation for all of Executive’s services rendered and other obligations taken on Company’s behalf:

A. Annual Base Salary.  During the Employment Term, Company shall pay to Executive an annualized base salary of $700,000 (as adjusted from time to time, the “Base Salary”).  For calendar years in which Executive is employed for less than the full year, the Base Salary shall be prorated and accrue on a per diem basis for only those days on which Executive was employed during the Employment Term.  The Base Salary will be paid by Company in equal installments according to Company’s customary payroll practices, but in any event not less frequently than monthly, and shall be subject to all mandatory and voluntary payroll deductions.  Executive’s Base Salary shall be reviewed periodically by the Board or the Compensation Committee of the Board (the “Compensation Committee”) if so designated and may be appropriately increased from time to time in the sole discretion of the Board or Compensation Committee and may only be decreased proportionately with any across-the-board decrease applicable to all senior executives of Company.

B. Incentive Compensation.  During the Employment Term, Executive shall be entitled to participate in a short-term cash incentive program established by Company, at such levels as the Board or the Compensation Committee determines, provided, however, that Executive’s annual short-term cash incentive opportunity target shall be no less than 60% of the Base Salary (as adjusted from time to time, the “Target Annual Bonus”).  The actual amount of such annual incentive compensation (the “Annual Bonus”) shall be determined in accordance with the incentive program based on achievement of individual and Company performance objectives established in advance by the Board or the Compensation Committee, taking into account input from Executive, and such actual annual short term incentive compensation amount may be more or less than the Target Annual Bonus.  No minimum Annual Bonus is guaranteed. The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with Company through the date of payment, except as otherwise provided in Section 4.  For the 2023 calendar year, the Annual Bonus shall be pro-rated for the Executive’s partial year of employment.

C. Equity Compensation.  Subject to the approval of the Board or Compensation Committee, Executive will be granted an option to purchase 600,000 shares of Company’s common stock (subject to adjustment for corporate events as set forth in the Plan, as defined below) (the “Option”) pursuant to and in accordance with the terms and conditions of an equity incentive plan maintained by Company (the “Plan”) and other documents issued in connection with the grant (the “Option Documents”). The Option will have an exercise price equal to the per share fair market value of the common stock on the date of grant. The Option will vest in four (4) equal annual installments, beginning on the first anniversary of the Effective Date, subject to Executive’s continuous service to Company through each such vesting date.  The specific terms and conditions of the Option will be as set forth in the Plan and Option Documents and other applicable documents, which Executive may be required to sign, and the Option shall be subject to all of the terms and conditions of the Plan and the relevant Option Documents. Additionally, subject to approval by the Board or Compensation Committee, Company will grant Executive an award of 200,000 restricted stock units (subject to adjustment for corporate events as set forth in the Plan) (the “RSUs”) pursuant to and in accordance with the terms and conditions of the Plan and other documents issued in connection with the grant (the “RSU Documents”). The RSUs will vest in four (4) equal annual installments, beginning on the first anniversary of the Effective Date, subject to Executive’s continuous service to Company through each such vesting date.  The specific terms and conditions of the RSUs will be as set forth in the Plan and RSU Documents and other applicable documents, which Executive may be required to sign, and the RSUs shall be subject to all of the terms and conditions of the Plan and the relevant RSU Documents.  Executive shall also receive an annual equity grant in calendar year 2024, subject to the approval of the Board or Compensation Committee.

D. Retirement, Welfare and Other Benefit Plans and Programs.  During the Employment Term, Executive shall be entitled to participate in any employee retirement and welfare benefit plans and programs made available to Company’s other senior level executives as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans, including but not limited to, life, health and disability plans, and a 401(k) retirement plan and similar or other plans.  During the Employment Term, Executive shall be eligible for vacation, sick leave and holidays in accordance with Company’s vacation, sick and holiday and other pay for time not worked policies.  Nothing in this Agreement or otherwise shall prevent Company from amending or terminating after the Effective Date any retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as Company deems appropriate, and Executive’s participation in any such plan, program, policy and perquisite shall be subject to the terms, provisions, rules and regulations thereof.

E. Reimbursement of Expenses.  During the Employment Term, Company shall reimburse Executive for all reasonable and necessary business expenses that Executive incurs while performing Executive’s duties under this Agreement in accordance with Company’s general policies of expense reimbursement in effect from time to time.  Company shall also pay or reimburse Executive for Executive’s reasonable legal fees incurred in negotiating and drafting this Agreement up to a maximum of $20,000, subject to the timely receipt by the Company of all invoices relating thereto.  Such payment shall be made within thirty (30) days of Executive’s proper submission of documentation for reimbursement, but in any event no later than December 31, 2023.

F. Commuting Expenses.  Starting on the Effective Date and for six (6) months thereafter, so long as Executive remains an employee of Company, Company will reimburse Executive for reasonable commuting expenses (including airfare and lodging) to Celebration, Florida, less deductions and withholdings required by applicable law, if any (the “Commuting Expenses”). Company will, subject to Section 14, reimburse Executive’s Commuting Expenses within forty-five (45) days after receipt of an invoice or other documentation that complies with Company policies, provided that Executive submits such receipts and other documentation no later than December 31 of the calendar year in which the expenses are incurred. In the event Executive incurs any income or employment tax liability as a result of the payment to Executive of the Commuting Expenses and Executive provides supporting documentation to the Company that complies with the Company’s policies, Company will make an additional cash payment to Executive (the “Gross-Up Payment”) equal to the amount of such income and employment tax liability incurred by Executive as a result of the payment to Executive of such Commuting Expenses; provided, however, that the Gross-Up Payment shall not exceed seventy five percent (75%) of the amount of the corresponding Commuting Expenses. The Gross-Up Payment shall be paid to Executive in a lump sum for each applicable year shortly after December 31 of the year in which the corresponding Commuting Expenses were incurred (and no later than March 15 of the year following the year in which the corresponding Commuting Expenses were incurred) and in accordance with Treas. Reg. § 1.409A-3(i)(1)(v), subject to Executive’s continued employment on the date of payment.

G. Relocation Assistance.  To assist with Executive’s move to the vicinity of Company’s headquarters, Company will provide Executive with a cash payment in the amount of $350,000, less deductions and withholdings required by applicable law and withholdings (the “Relocation Bonus”). The Relocation Bonus will be paid to Executive in two installments, subject, in each case, to Executive’s continued employment with the Company on the date of payment.  The first installment of the Relocation Bonus shall equal $200,000, which will be payable by Company to Executive within 30 days after the Effective Date (the “First Installment”).  If Executive has not fully relocated Executive’s principal place of residence to be within 50 miles of the Company’s headquarters prior to December 31, 2024, Executive agrees to repay the gross amount of any portion of the First Installment that has been paid within 15 days after December 31, 2024. The second installment payment of the Relocation Bonus equal to $150,000 (the “Second Installment”) shall be paid within 30 days after the date that the Board determines that Executive has fully relocated Executive’s principal place of residence to a location that is within 50 miles of Company’s headquarters, provided that the Relocation Bonus shall not be paid earlier than January 1, 2024 and shall be paid no later than December 31, 2024.  Additionally, if Executive resigns from Company for any reason (other than a resignation for Good Reason, as defined below) or if Company terminates Executive’s employment for Cause, in either case, within two (2) years after the Effective Date, Executive agrees to repay to the Company the gross amount of any portion of the Relocation Bonus that has been paid within 15 days after the Date of Termination (and for the avoidance of doubt, any unpaid portion shall be forfeited).  To the extent permitted by applicable law, Executive expressly authorizes Company to deduct any amount advanced that is subject to repayment from any amount otherwise owed to him by Company, including without limitation compensation and expense reimbursement, and also agrees to repay any balance owed within thirty (30) days following Executive’s employment termination date.  Executive also hereby agrees to execute any such separate authorization paperwork necessary to effect such deduction.

3. COMPANY POLICIES AND PROCEDURES. Executive agrees to observe and comply with the reasonable and lawful policies and procedures of Company as adopted by the Board in writing or reflected in the formal minutes of the Board or committee thereof, respecting performance of Executive’s duties and to carry out and to perform the reasonable and lawful orders and directions stated by Company to Executive, from time to time, either orally or in writing.  Executive agrees that Executive will be subject to any compensation clawback, recoupment and anti-hedging policies that may be applicable to Executive as an executive of Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof.

4. TERMINATION.

A. Notice of Termination and Date of Termination. Each Party must give written notice to the other of the intent to terminate this Agreement and Executive’s employment hereunder (“Notice of Termination”). The Notice of Termination must specify a date of termination of employment, which shall incorporate any period of notice required by this Section 4 (“Date of Termination”), provided, however, that in the event that Executive delivers a Notice of Termination to Company, Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination but the termination will still be considered a resignation by Executive.

B. Executive’s Death or Total Disability.  Executive’s employment under this Agreement shall terminate upon the date of Executive’s death.  Additionally, if, during the Employment Term, Executive suffers a Total Disability (as defined in Section 4(E)(3)(iii)), then Company may terminate Executive’s employment under this Agreement by giving Executive a Notice of Termination specifying the Date of Termination.  Upon such termination due to death or Total Disability, Company shall pay to Executive or Executive’s estate (i) any Base Salary that has fully accrued but not been paid as of the effective date of such termination, as well as any vested and accrued employment benefits subject to the terms of any applicable employment benefit arrangements and applicable law (“Accrued Benefits”) and (ii) an amount in cash equal to the Pro-Rated Target Bonus (as defined below), which amount shall be calculated and paid in the same manner as set forth below in Section 4(E)(1)(b).  All other rights and benefits of Executive and Executive’s dependents hereunder shall terminate upon such termination, except for any right to the continuation of benefits otherwise provided by law.

C. By Company with Cause.  Company may terminate with Cause (as defined in Section 4(E)(3)(i)) Executive’s employment hereunder at any time.  In order to terminate Executive’s employment hereunder with Cause, Company must give Notice of Termination to Executive specifying the Cause and the Date of Termination, which may be the same date as the date of the Notice of Termination.  Upon termination with Cause, Company shall pay to Executive all Accrued Benefits.  All other rights and benefits of Executive hereunder shall terminate upon such termination, except for any right to the continuation of benefits otherwise provided by law.

D. By Executive without Good Reason or by Mutual Agreement. Executive may terminate Executive’s employment without Good Reason (as defined in Section 4(E)(3)(iv)) at any time by giving Company Notice of Termination at least 30 days prior to the Date of Termination designated by Executive (provided, however, that Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination but the termination will still be considered a resignation by Executive).  In addition, this Agreement may be terminated at any time by written mutual agreement of the Parties with or without notice.  Upon termination of Executive’s employment by Executive without Good Reason or termination by mutual agreement of the parties, Company shall pay to Executive all Accrued Benefits.  All other rights and benefits of Executive hereunder shall terminate upon such termination, except for any right to the continuation of benefits otherwise provided by law.

E. Without Cause by Company or For Good Reason by Executive. Company may terminate Executive’s employment at any time without Cause (as defined in Section 4(E)(3)(ii)) by giving Executive a Notice of Termination on or prior to the Date of Termination, and Executive may terminate Executive’s employment for Good Reason by giving Company a Notice of Termination in accordance with Section 4(E)(3)(iv) below (each such termination, a “Qualifying Termination”).  Upon a Qualifying Termination, Company will pay Executive (i) all Accrued Benefits and (ii) the severance compensation payable set forth below in this Section 4(E), if Executive executes and does not revoke a Release (as defined in Section 4(E)(3)(v)) within 45 days following the Date of Termination.  All other rights and benefits of Executive hereunder shall terminate upon such termination, except for any right to the continuation of benefits otherwise provided by law.

(1) In the event that Executive incurs a Qualifying Termination, then, subject to the terms of this Agreement (including the requirement to execute a Release as set forth above), Company shall pay to Executive as severance compensation, the following amounts:

(a) An amount in cash equal to 1.0 times (or, if the Qualifying Termination occurs during the CIC Protection Period, 1.5 times) Executive’s Base Salary (at the rate payable at the time of such termination) (such amount (either 1.0 times or 1.5 times, as applicable), the “Severance Payment”), payable in the form of salary continuation in regular installments over the 12 month period (or, if the Qualifying Termination occurs during the CIC Protection Period, the 18 month period) following the Date of Termination (such period, (either 12 or 18 months, as applicable) the “Severance Period”), which Severance Payment will be paid by Company in equal installments according to Company’s customary payroll practices, with the first payment made on the first regularly scheduled pay day immediately following the 60th day following the Date of Termination; provided, however, that if the Qualifying Termination occurs during the CIC Protection Period, then (i) subject to clauses (ii) and (iii), Company shall pay such Severance Payment in a lump sum no later than the 60th day following the Date of Termination, but the amount will only be paid in a lump sum if the Change in Control constitutes a “change in control event” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) notwithstanding the preceding clause (i), if the Change in Control is not a “change in control event” as defined under Section 409A of the Code and penalty taxes may result under Section 409A of the Code if such Severance Payment is paid in a lump sum, then the Severance Payment will be paid in equal installments during the Severance Period according to Company’s customary payroll practices, with the first payment made on the first regularly scheduled pay day immediately following the 60th day following the Date of Termination and (iii) in the event that the Qualifying Termination occurs during the one month prior to the date of a Change in Control, the portion of the Severance Payment equal to 1.0 times Executive’s Base Salary (at the rate payable at the time of such termination) will be paid in equal installments during the 12 month period following the Date of Termination  according to Company’s customary payroll practices, with the first payment made on the first regularly scheduled pay day immediately following the 60th day following the Date of Termination, and with the balance of such Severance Payment (i.e. 0.5 times Executive’s Base Salary (at the rate payable at the time of such termination)) payable in a lump sum in accordance with the foregoing.  For purposes of this Agreement, “CIC Protection Period” shall mean the period commencing one month prior to the date of a Change in Control and ending on the date that is six months following a Change in Control.

(b) To the extent Executive is eligible for an Annual Bonus for the year in which the Date of Termination occurs, Executive shall receive an amount in cash equal to (i) the Target Annual Bonus for the year in which the Date of Termination occurs (measured at the target level, identified “goal” target or other similar target, without taking into account any incentive override for above goal performance, or any project-specific or other non-standard incentives) times (ii) a fraction, (A) the numerator of which is the number of days that the Executive is employed by Company during the year in which the Date of Termination occurs and (B) the denominator of which is 365 (the “Pro-Rated Target Bonus”), which shall be paid within 60 days following the Date of Termination, provided however, that in the event the Qualifying Termination occurs during the CIC Protection Period, and to the extent Executive is eligible for an Annual Bonus for the year in which the Date of Termination occurs, Executive shall receive an amount in cash equal to the Target Annual Bonus for the year in which the Date of Termination occurs (measured at the target level, identified “goal” target or other similar target, without taking into account any incentive override for above goal performance, or any project-specific or other non-standard incentives) (the “Full Target Bonus Amount”), which shall be paid within 60 days following the Date of Termination (and, for the avoidance of doubt, the payment of the Full Target Bonus Amount shall be in lieu of, and shall not duplicate, the Pro-Rated Target Bonus).

(c) If Executive timely elects continued coverage under Section 4980B of the Code (“COBRA”), Company will pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect for Executive (and Executive’s covered dependents) during the Severance Period; provided that such payments shall not continue beyond the first to occur of (x) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination, and (y) the date on which Executive is eligible for substantially similar coverage from a subsequent employer (such period from the termination date through the earlier of (x)-(y), the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law or the incurrence of an excise tax (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period, and Executive shall not be obligated to use any monthly, taxable cash payment to pay COBRA premiums.  In the event that Executive is on COBRA continuation coverage and Company is required by law to subsidize all or any portion of the monthly COBRA premium that Executive is required to pay, Executive shall not be entitled to reimbursement of the monthly COBRA premium (except as required by law) or the taxable monthly payment of the COBRA premium amount to the extent of the amount of the required subsidy.  Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by Company.

(d) The vesting of each outstanding equity award granted to Executive will accelerate so that such awards will be fully vested as of the Date of Termination. If any equity awards vest (whether in part or in whole) based on the attainment of performance goals, the performance goals will be deemed to have been met as of the Date of Termination, unless such greater amount of vesting is provided for in the applicable award agreements.

(2) Payment of the severance compensation shall be subject to all mandatory and voluntary payroll deductions.  In the event that Executive materially breaches any of Executive’s post-employment covenants or obligations set forth in this Agreement that the Board in good faith determines is not cured (to the extent the breach is curable as determined in good faith by the Board) within 15 days following written notice from Company, then the payment of severance compensation pursuant to this section shall terminate immediately and permanently.  During the period that Executive is paid the foregoing severance compensation, Executive shall not further accrue any other benefits under any benefit plans of which Executive was a participant while employed by Company, except as otherwise required by applicable federal or state law, by the express terms of this Agreement, or by the express terms of such benefit plans; provided, however, that if Executive becomes entitled to and receives the payments described in Section 4(E)(1) of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to employees of Company.

(3) For purposes of this Agreement:

(i) Executive’s employment will be deemed to have been terminated by Company “with Cause” if the termination arises from a good faith determination by the Board in its sole discretion that (a) Executive was negligent or incompetent in the performance of his duties and responsibilities as an employee and executive officer of Company or under this Agreement or failed to perform such duties in a manner satisfactory to the Board; or (b) except as otherwise provided in Section 1(D), Executive has continuously failed to devote his full business time and attention and his best efforts to the faithful performance of his material duties and responsibilities (other than a failure resulting from Executive becoming disabled); or (c) Executive materially breached any covenant or condition under this Agreement or any other agreement between Company and Executive; or (d) Executive committed an act constituting fraud, embezzlement, misappropriation, personal dishonesty against Company, or immoral or disreputable conduct; or (e) Executive engaged in conduct which constitutes a felony under applicable law; (f) Executive violated a Company policy or engaged in an act of misconduct which, in either case, results or could reasonably be expected to result in material harm to the Company; or (g) Executive refused to follow or implement a clear and reasonable directive of Company; or (h) Executive failed to pass to the satisfaction of Company a preliminary background check or failed to submit proof of legal eligibility to work in the United States; or (i) Executive breached a fiduciary duty; provided, however, Executive shall have 15 days following Company’s provision of the Notice of Termination specifying a condition under clause (a), (b), (c), (f) or (g) constituting Cause to cure such condition (to the extent the condition is curable as  determined in good faith by the Board), before which time a termination with Cause cannot be effective unless such condition remains uncured as reasonably determined by the Board.

(ii) Executive’s employment shall be deemed to have been terminated by Company “without Cause” if such termination is not with “Cause,” and such termination is not the result of Executive’s death or Executive suffering a Total Disability.

(iii) Executive shall be deemed to have suffered a “Total Disability” if (a) Executive is granted long-term disability benefits under Company’s long-term disability plan or (b) Executive becomes physically or mentally disabled so that Executive is unable to perform the essential functions of Executive’s job, with or without reasonable accommodation in accordance with the Americans with Disabilities Act and its amendments, for a period of 180 consecutive days.

(iv) Executive shall be deemed to have terminated Executive’s employment for “Good Reason” if Executive terminates Executive’s employment on account of the occurrence of one or more of the following without Executive’s consent:

(a) A material diminution by Company of Executive’s title, authority, duties or responsibilities which is not the result of Executive’s acts or omissions which constitute “Cause” as set forth in clauses (a) through (e) of subsection 4(E)(3)(i), and provided further that none of (1) the conversion of Company to a subsidiary, division or unit of an acquiring entity in connection with a Change in Control (as defined in the Plan), nor (2) a change in Executive’s reporting relationships following a Change in Control will be deemed a “material diminution” in and of itself or material adverse alteration in, Executive’s title, authority, duties, or responsibilities;

(b) A material change in the geographic location at which Executive must perform services under this Agreement (which, for purposes of this Agreement, means the requirement by Company that Executive work at a location more than fifty (50) miles from the location at which Executive performs services immediately prior to the change in geographic location and more than fifty (50) miles from the Company’s headquarters);

(c) A material diminution in the Executive’s Base Salary which is (1) not the result of Executive’s acts or omissions which constitute “Cause” as set forth in clauses (a) through (e) of subsection 4(E)(3)(i), and (2) not in connection with an across-the-board reduction in salaries affecting senior executives of Company; or

(d) Any action or inaction that constitutes a material breach by Company of this Agreement, including the failure of Company to pay any amounts due under Section 2 or the failure of Company to obtain from its successors the express assumption and agreement required under Section 16(A).

Executive must provide Notice of Termination for Good Reason to Company within 60 days after the event constituting Good Reason, which must state with reasonable specificity the applicable facts and circumstances underlying such finding of Good Reason.  Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in Executive’s Notice of Termination.  If Company does not correct the act or failure to act, then, in order for the termination to be considered a Good Reason termination, Executive must terminate Executive’s employment for Good Reason by giving Notice of Termination with a Date of Termination designated by Executive within 30 days after the period for curing the violation or condition has ended.

(v) The term “Release” shall mean a release of claims approved by Company, which shall be in the form attached hereto as Exhibit B, subject to revision based on advice from Company counsel to comply with changes in applicable law.

(4) In the event Company terminates Executive’s employment with Cause, Executive voluntarily terminates Executive’s employment with Company other than for Good Reason, or such employment is terminated by mutual agreement or as the result of Executive’s death or Total Disability, Executive shall not be entitled to payment of any severance compensation under this Agreement and Executive shall not be entitled to receive severance benefits under any Company severance plan.

F. Cooperation after Notice of Termination. Following any Notice of Termination by either Company or Executive, Executive, if requested by Company, shall reasonably cooperate with Company in all matters relating to the winding up of Executive’s pending work on behalf of Company and the orderly transfer of any such pending work to other employees of Company as may be reasonably designated by Company following the Notice of Termination.  Executive shall not receive any additional compensation during the Employment Term, other than Executive’s Base Salary, for any services that Executive renders as provided in this Section 4(F).  For each day that Executive performs services under this Section 4(F) after the Employment Term, Executive shall be reimbursed for his reasonable out-of-pocket expenses and, after the final payment by Company of any and all severance compensation due to Executive under Section 4(E), Company shall pay Executive a per diem cash amount at Executive’s Base Salary rate on the Date of Termination.

G. Surrender of Records and Property.  Upon termination of employment, Executive shall promptly turn-over or deliver to Company at Company’s expense all property of Company in Executive’s possession, custody, or control, including without limitation thereto: records (paper and electronic), files (paper and electronic), documents (paper and electronic), electronic mail (e-mail) on Company accounts, letters, financial information, memorandum, notes, notebooks, contracts, project manuals, specifications, reports, data, tables, calculations, data, electronic information, and computer disks, in all cases whether or not such property constitutes Confidential Information (as defined below), and all copies thereof; all keys to motor vehicles, offices or other property of Company; and all computers, cellular phones and other property of Company. If any of the foregoing property of Company is electronically stored on a computer or other storage medium owned by Executive or a friend, family member or agent of Executive, such information shall be copied onto a computer disk to be delivered to Company together with a written statement of Executive that the information has been deleted from such person’s computer or other storage medium.

H. Resignation from Boards and Offices. If Executive’s employment with Company terminates with Cause, Executive shall immediately resign (or be deemed to have resigned) from all offices and boards of directors of Company, any affiliates and any other entities for which Executive serves as a representative of Company. If Executive’s employment is terminated for any other reason (other than death), Executive shall immediately resign from (or be deemed to resign from) all boards of directors of Company, any affiliates and any other entities for which Executive serves as a representative of Company, unless otherwise requested by the Board. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices, if any, then held with Company or any of their respective affiliates.

5. SECTION 280G OF THE CODE.

A. Shareholder Approval, etc.  At any time when Company is a corporation described in Section 280G(b)(5)(A)(ii)(I) of the Code, if a nationally recognized United States public accounting firm selected (and paid for) by Company (the “Accountant”) determines that any payment or benefit (including any accelerated vesting of equity awards) made or provided, or to be made or provided, by Company (or any successor thereto or affiliate thereof) to or for the benefit of Executive, whether pursuant to the terms of this Agreement, any other agreement, plan, program or arrangement of or with Company (or any successor thereto or affiliate thereof) or otherwise in connection with, or arising out of, a change in ownership or an effective control of Company or of a substantial portion of assets (any such payment or benefit, a “Parachute Payment”), will be subject to the excise tax imposed by Section 4999 of the Code or any comparable tax imposed by any replacement or successor provision of United States tax law (the “Excise Tax”), if Executive waives Executive’s right to receive all or a portion of the Parachute Payments unless such Parachute Payments are approved by the shareholders pursuant to Treas. Reg. Section 1.280G-1, Q&A-7, Company shall in good faith seek to obtain approval of payment of such waived Parachute Payments in accordance with the shareholder approval requirements described in Treas. Reg. Section 1.280G-1, Q&A-7.

B. Better Off.  If, following the date when Company ceases to be corporation described in Section 280G(b)(5)(A)(ii)(I) of the Code, it is determined by the Accountant that Executive shall become entitled to a Parachute Payment, which Parachute Payment shall be subject to the Excise Tax, then Company shall cause to be determined, before any amounts of any Parachute Payment is paid to Executive, which of the following two alternative forms of payment would result in Executive, on an after-tax basis, retaining the greater amount of Parachute Payments, notwithstanding that all or a portion of the Parachute Payments may be subject to the Excise Tax: (a) payment in full of all Parachute Payments or (b) payment of only a part of the Parachute Payments so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).  For purposes of this Section 5(B), the Accountant shall take into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at Executive’s actual marginal tax rate).  If a Reduced Payment is made, (i) Executive shall have no rights to any additional payments and/or benefits constituting the Parachute Payments, and (ii) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to Executive as determined in Section 5(C).

C. Method of Determination.  One or more determinations (each a “Tax Determination”) as to whether any of the Parachute Payments will be subject to the Excise Tax shall be made by the Accountant (with all costs related thereto paid by Company). For purposes of determining whether any of the Parachute Payments will be subject to the Excise Tax:  (i) all of the Parachute Payments shall be treated as “parachute payments” (within the meaning of Section 280G of the Code) unless and to the extent that in the written advice of the Accountant, certain Payments should not constitute parachute payments, (ii) all “excess parachute payments” (within the meaning of Section 280G of the Code) shall be treated as subject to the Excise Tax unless and only to the extent that the Accountant advises Company that such excess parachute payments are not subject to the Excise Tax and (iii) in determining the value of payments of “reasonable compensation” within the meaning of Section 280G of the Code and the regulations thereunder, due consideration shall be given by the Accountant to attribute a value to the covenant not to compete set forth in Section 8 of this Agreement in accordance with Section 280G of the Code and the regulations thereunder.

6. INTELLECTUAL PROPERTY.

A. Work Product.  During the Employment Term, Executive will be expected to perform duties which may lead to and include the discovery, creation, development, or expression of inventions, discoveries, developments, modifications, procedures, ideas, innovations, systems, programs, know-how, literary properties, chemical or biological data, computer software, improvements, processes, methods, formulas, systems, creative works and techniques (collectively, hereinafter “Work Product”).

B. Assignment.  Executive hereby assigns and transfers to Company, and agrees that Company shall be the sole owner of all Work Product conceived, developed or made by Executive (alone or with others), whether during working hours or at any other time, in whole or in part during Executive’s employment with Company (including prior to, during and after the Employment Term), whether at the request or upon the suggestion of Company or otherwise, which are useful in, or directly or indirectly related to Company’s business or any contemplated business of Company or which relate to, or are conceived, developed, or made in the course of, Executive’s employment or which are developed or made from, or by reason of knowledge gained from, such employment.

C. Work for Hire.  Executive hereby agrees that all work or other material containing or reflecting any Work Product shall be deemed a work made for hire under the U.S. Copyright Act.  To the extent any such Work Product is determined that it is not a work made for hire, Executive hereby assigns to Company all of Executive’s right, title and interest, including all rights of copyright, patent, trade secret and other intellectual property rights, in, to and under the Work Product.

D. Continuing Obligations.  Executive agrees to disclose promptly all Work Product conceived or made by Executive (alone or with others) to which Company is entitled to as provided herein, and agrees not to disclose such Work Product to others except as required by law or as is reasonably necessary or appropriate in connection with the performance of Executive’s duties as an employee and officer of Company, without the express written consent of Company.  Executive further agrees that during the Employment Term and at any time thereafter, Executive will, upon request by Company, provide all assistance reasonably required to protect, perfect and use the Work Product, including execution of proper assignments to Company of any and all such Work Product to which Company is entitled, execution of all papers and performance all other lawful acts which Company may deem necessary or advisable for the preparation, prosecution, procurement and maintenance of trademarks, copyrights and or patent applications, and execution of any and all proper documents as shall be required or necessary to vest title in Company to such Work Product.  It is understood that all expenses in connection with such trademarks, copyrights or patents, and all applications related thereto, shall be borne by Company, however Company is under no obligation to protect such Work Product, except at its own discretion and to such extent as Company shall deem desirable.  Executive shall not receive any additional compensation during the Employment Term, other than Executive’s Base Salary, for any services that Executive renders as herein provided.  For each day that Executive performs services under this Section 6(D) after the Employment Term, Executive shall be reimbursed for his reasonable out-of-pocket expenses and, after the final payment by Company of any and all severance compensation due to Executive under Section 4(E), Company shall pay Executive a per diem cash amount at Executive’s Base Salary rate on the Date of Termination.

7. CONFIDENTIAL INFORMATION.

A. Confidential Information.  The term “Confidential Information” means all information related to Company’s business, which exists or is developed at any time while Executive is an employee, officer and/or director of Company (including prior to,  during and after the Employment Term), including without limitation: (i) strategic and development plans, financial information, equity investors, business plans, co-developer identities, business relationships, business records, project records, market reports, information relating to processes and techniques, technology, research, data, development, trade secrets, know-how, discoveries, ideas, concepts, specifications, diagrams, inventions, technical and statistical data, designs, drawings, models, flow charts, engineering, products, invention disclosures, patent applications, chemical and molecular structures, synthetic pathways, biological data, safety data, clinical data, developmental data, development route, manufacturing processes, synthetic techniques, analytical data, Work Product, and any and all other proprietary and sensitive information, disclosed or learned, whether oral, written, graphic or machine-readable, whether or not marked confidential or proprietary, whether or not patentable, whether or not copyrightable, including the manner and results in which any such Confidential Information may be combined with other information or synthesized or used by Company, which could prove beneficial in enabling a competitor to compete with Company; or (ii) information that satisfies the definition of a “trade secret” as that term is defined in the Florida Uniform Trade Secrets Act, FL Code Chpt. 688, as amended from time to time; provided, however, that information that is in the public domain (other than as a result of a breach by Executive of this Section 7), approved for release by Company, or lawfully obtained from a third party who is not known by Executive (after Executive’s reasonable inquiry) to be bound by a confidentiality agreement with Company is not Confidential Information.

B. Acknowledgements.  Executive acknowledges and agrees that: (1) Executive’s position with Company is one of high trust and confidence, (2) the Confidential Information constitutes a valuable, special and unique asset which Company uses to obtain a competitive advantage over its competitors, (3) Executive’s protection of such Confidential Information against unauthorized use or disclosure is critically important to Company in maintaining its competitive advantage, (4) all Confidential Information is the property of Company, and (5) Executive shall acquire no right, title or interest in, to or under any such Confidential Information.

C. Nondisclosure.  Subject to Section 7(E), Executive promises that Executive will never (before, during or after the Employment Term): (1) disclose any Confidential Information to any person other than (i) an officer or director of Company; or (ii) any other person who is bound by nondisclosure restrictive covenants to Company and to whom disclosure of such Confidential Information is reasonably necessary or appropriate in connection with performance by Executive of Executive’s duties as an employee and officer of Company; or (2) use any Confidential Information except to the extent it is reasonably necessary or appropriate in connection with performance by Executive of Executive’s duties as an employee and officer of Company.  Executive promises to take all reasonable precautions to prevent the inadvertent or accidental disclosure or misuse of any Confidential Information.  In the event Executive receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court or governmental body, Executive promises, to the extent permissible by law, to (a) notify Company immediately of the existence, terms and circumstances surrounding such request, (b) consult with Company on the advisability of taking legally available steps to resist or narrow such request, (c) if disclosure is required, furnish only such portion of the Confidential Information as Executive is legally compelled to disclose; and (e) exercise Executive’s best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

D. Non-Disparagement.  Subject to Section 7(E), Executive and Company mutually agree, during the Employment Term and following the Date of Termination, to refrain from Disparaging (as defined below) the other Party, any of its or their services, Company’s technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing.  Nothing in this paragraph shall preclude Executive or Company from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce Executive’s or Company’s rights under this Agreement.  For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person or entity being disparaged.  The obligations imposed on Company under this paragraph shall be satisfied if Company issues a one-time instruction to its executive officers to refrain from Disparaging Executive.

E. Protected Activity.  Nothing in this Agreement shall prevent Executive from (i) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from Company, (ii) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful. In addition, Executive acknowledges receipt of the following notice of immunity rights under the U.S. Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”

8. NONCOMPETITION.

A. Restricted Period.  As used in this Agreement, the term “Restricted Period” means throughout the Employment Term and continuing until the end of the 12-month period following the date on which Executive's employment with Company is terminated for any reason (whether voluntary or involuntary).

B. Prohibition on Competition.  In order to protect Company’s legitimate business interests pursuant to Fla. Stat. Section 542.335, and in consideration for Executive’s continued employment with Company during the Employment Term, Company’s provision of Confidential Information, and other good and valuable consideration received by Executive, Executive hereby covenants and agrees that, until the expiration of the Restricted Period, Executive will not serve as an officer, director, employee, independent contractor, consultant or agent of, or have any ownership interest in, any business entity which engages in any activities anywhere in the world that are materially similar to or competitive with Company’s pharmaceutical prodrug development and Commercialization (as defined below) activities in the fields of (i) therapeutics to treat Neiman Picks Disease, (ii) stimulant products for the treatment of ADHD, (iii) therapeutics to treat ideopathic hypersomnia, (iv) therapeutics to treat stimulant use disorder, (v) therapeutics to treat narcolepsy, (vi) therapeutics to treat urea cycle disorder, and/or (vii) such other products which Company is actively and demonstrably developing and/or Commercializing at the time Executive’s employment is terminated.  If a court of competent jurisdiction finds this non-competition provision invalid or unenforceable due to unreasonableness in time, geographic scope, or scope of Company’s business, then Executive agrees that such court shall interpret and enforce this provision to the maximum extent that such court deems reasonable.  For purposes of this Agreement, “Commercialize” or “Commercialization” means the sales and marketing phase with regard to a specific drug candidate in a specific country or region following the regulatory approval of said drug candidate in the applicable country or region.

C. Exceptions.  Executive’s ownership of less than 5% of the stock of a company that is competitive with the activities of Company as described in Section 8(B) and listed on a national securities exchange shall not be deemed to violate the prohibitions of Section 8(B).  Also, Executive shall not be considered to have violated Section 8(B) with respect to the purchasing entity if there is a Change in Control and Executive becomes an employee, officer, director or shareholder of the purchasing entity.

9. NONSOLICITATION.  In order to protect Company’s legitimate business interests pursuant to Fla. Stat. Section 542.335, and in consideration for Executive’s continued employment with Company during the Employment Term, Company’s provision of Confidential Information, and other good and valuable consideration received by Executive, until the expiration of the Restricted Period, Executive shall not, directly or indirectly, either on Executive’s own account or for any other person or entity: (a) employ, solicit, induce, advise, or otherwise convince, interfere with Company’s employment of, or offer employment to, any employee of Company; (b) employ or otherwise interfere with Company’s engagement with, or offer employment to, any consultant of Company; (c) induce or attempt to induce any such employee or consultant to breach their employment agreement or relationship or consulting agreement or relationship with Company; (d) solicit, divert or take away any customers, clients, or business acquisition or other business opportunity of Company or (e) induce any distributor, representative or agent of Company to terminate or modify its relationship with Company; provided, however, that Executive shall not be in breach of this provision if any such employee or consultant, without inducement or solicitation by Executive, applies for employment at Executive’s subsequent employer in response to a general advertisement soliciting employment.

10. REASONABLENESS OF RESTRICTIONS; REMEDIES.  Executive has carefully read and considered the restrictive covenants set forth in Sections 6-9 hereof, and understands Executive’s obligations thereunder, the limitations such obligations will impose upon Executive after termination of Executive’s employment with Company, and that the Restricted Period extends for 18 months after the termination of Executive’s employment.  Executive has had full opportunity to review with Executive’s personal attorney this Agreement, including Sections 6-9, before executing the Agreement.  Executive agrees that, as a result of Executive’s position with Company, the length of the Restricted Period and each restriction set forth in Sections 6, 7, 8 and 9 herein are (1) fair and reasonable, (2) reasonably required for the protection of the legitimate business interests and goodwill established by Company, and (3) not overly broad or unduly burdensome to Executive. Executive acknowledges that Executive’s compliance with Executive’s obligations and restrictive covenants set forth in this Agreement is necessary to protect the business and goodwill of Company. Executive agrees that Executive’s breach of Executive’s obligations and/or restrictive covenants under this Agreement may irreparably and continually damage Company, for which money damages may not be adequate.  Consequently, Executive agrees that in the event that Executive breaches or threatens to breach any of the covenants or agreements contained herein, Company shall be entitled to:  (a) seek injunctive relief to prevent or halt Executive from breaching this Agreement; and (b) money damages as determined appropriate by a court of competent jurisdiction.  Executive hereby agrees that injunctive relief may be granted by a court of competent jurisdiction without the necessity of Company to post bond, or if required to post bond, Executive agrees that the lowest amount permitted shall be adequate.  Nothing in this Agreement shall be construed to prohibit Company from pursuing any other remedy available or from seeking to enforce any restrictive covenants to a lesser extent than set forth herein.  The Parties agree that all remedies shall be cumulative.  Each party is responsible for its own costs and expenses, including attorneys’ fees. As used in Sections 6 through 10, the term “Company” shall include Company and its subsidiaries.

11. NO PRIOR RESTRICTIONS.  Executive hereby represents and warrants to Company that the execution, delivery, and performance by Executive of Executive’s duties under this Agreement do not violate any provision of any agreement or restrictive covenant which Executive has with any former employer or any other entity.  Executive further agrees to honor and inform Company of any and all post-employment obligations Executive has to any former employer or any other entity with which Executive has or had a business relationship.

12. NOTICES.  Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed email, confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in the case of Company, addressed to Company’s principal office marked attention to Company’s president, and in the case of Executive, addressed to Executive’s personal address as appearing in Company’s payroll records, and in each case to such other mail address, e-mail address, or facsimile number as may hereafter be furnished in writing by either Party to the other Party.  Such notice will be deemed to have been given as of the date it is hand delivered, emailed, faxed or three days after deposit in the U.S. mail.

13. LIKENESS.  Executive hereby grants to Company a license to use, without further compensation or approval from Executive, Executive’s name, image, portrait, voice, likeness and all other rights of publicity, or any derivative or modification thereto that Company may create, in any and all mediums, now known or hereafter developed, provided that such use is in relation to Company’s business and consistent with professional business standards, and does not disparage or denigrate Executive.  Provided, however, if written notice is provided to Company by Executive following termination of Executive’s employment requesting that Company cease using Executive’s likeness, Company has 30 days to cease using Executive’s likeness in the manner set forth in the notice.

14. SECTION 409A.

A. General.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

B. Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4 shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Payment Date”).  Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

C. Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

D. Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, (i) any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, (ii) Executive shall submit Executive’s reimbursement request promptly following the date the expense is incurred, (iii) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and (iv) Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

E. Installments.  Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

15. INDEMNIFICATION; LIABILITY INSURANCE. Company shall indemnify and hold Executive harmless to the fullest extent permitted by the laws of Company’s state of organization or incorporation in effect at the time against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from Executive’s performance of Executive’s duties and obligations with Company. Executive will be entitled to be covered, both during and, while potential liability exists, by any insurance policies Company may elect to maintain generally for the benefit of officers and directors of Company against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which Executive may be made a party by reason of being an officer or director of Company in the same amount and to the same extent as Company covers its other officers and directors.  These obligations shall survive the termination of Executive’s employment with Company.

16. GENERAL PROVISIONS.

A. Successors and Assigns.  The rights and obligations under this Agreement shall survive the termination of Executive’s services to Company in any capacity and shall inure to the benefit and shall be binding upon Executive’s heirs and personal representatives.  Executive’s duties and obligations are personal in nature and Executive may not assign or delegate any duties under this Agreement without Company’s prior written approval.  Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Company would be required to perform if no such succession had taken place and Executive acknowledges that in such event the obligations of Executive hereunder will continue to apply in favor of the successor.  As used in this Agreement, “Company” shall mean Company and any such successor which assumes and agrees to perform the duties and obligations of Company under this Agreement by operation of law or otherwise.

B. Survival of Certain Terms. The terms, conditions and covenants set forth in this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment, including, without limitation, the restrictive covenants contained in Sections 6-9, shall survive the termination of this Agreement and Company’s employment of Executive hereunder, and the Parties shall remain bound by such terms, conditions and covenants.

C. Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the procedural and substantive laws of the State of Florida, without regard to its conflicts of laws provisions that would result in the application of the laws of another jurisdiction.  The litigation of any disputes arising out of this Agreement shall take place in the appropriate federal or state court located in Osceola County, Florida.  The parties, to the extent they can legally do so, hereby consent to service of process, and to be sued in the State of Florida and consent to the exclusive jurisdiction of the courts of the State of Florida and the United States District Court for the Middle District of Florida, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of their obligations hereunder or with respect to the transactions contemplated hereby, and expressly waive any and all objections they may have to venue in such courts.  Notwithstanding the foregoing, should Executive refuse to comply with an order or judgment of such court, then Company may enforce this Agreement and the order or judgment of such court in any jurisdiction it deems appropriate.

D. Severability, Reform.  If any provision of this Agreement is determined to be void, invalid or unenforceable, the remainder shall be unaffected and shall be enforceable as if the void, invalid or unenforceable part was not a provision of the Agreement.

E. Entire Agreement.  This Agreement and its attached exhibits, which by this reference are hereby incorporated into and made a part of this Agreement as if set forth herein verbatim, contain the entire understanding of the parties to this Agreement and supersede and replace all former agreements or understandings, oral or written, between Company and Executive regarding the subject matter hereof.

F. Modification and Waiver. This Agreement may not be amended except by a written instrument signed by both Parties which specifically refers to the particular provision or provisions being amended.  No provision of this Agreement may be waived except in a written instrument that specifically refers to the particular provision or provisions being waived and is signed by the Party against whom the waiver is being asserted.  No waiver by any Party of any right, power or privilege hereunder shall constitute a waiver of any other right, power or privilege hereunder, and no waiver by any party of any breach of a provision hereunder shall constitute a waiver of any other breach of that or any other provision of this Agreement.

G. Taxes; Withholding.  All compensation and benefits payable to Executive under this Agreement shall be subject to all income and other employment tax withholding and reporting required by federal, state or local law with respect to compensation, benefits and reimbursable expenses paid by a corporation to an employee.  Executive shall be responsible for all taxes applicable to amounts payable under this Agreement.

H. Assistance in Litigation.  Executive shall reasonably cooperate with Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of Company that relate to events or occurrences that transpired while Executive was employed by Company.  Executive’s cooperation in connection with such claims or actions shall include being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Company at mutually convenient times.  Executive also shall cooperate fully with Company in connection with any investigation or review by any federal, state or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Executive was employed by Company.  Notwithstanding anything to the contrary in this Section 17(H), unless otherwise mutually agreed between Executive and Company in writing and, for each day that Executive performs services under this Section 16(H) Executive shall be reimbursed for his reasonable out-of-pocket expenses and, after the final payment by Company of any and all severance compensation due to Executive under Section 4(E), Company shall pay Executive a per diem cash amount at Executive’s Base Salary rate on the Date of Termination.

I. Beneficiaries; References.  Executive shall be entitled to select (and change to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving Company written notice thereof.  In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.  Any reference to any gender in this Agreement shall include, where appropriate, the other gender.

J. Voluntary Agreement.  Each Party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel, and knowingly, voluntarily and without duress, agrees to all of the terms set forth in this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement.  Except as expressly set forth in this Agreement, neither the Parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein.  Without limiting the generality of the previous sentence, Company, its affiliates, advisors and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement.

K. Effect of Headings. Headings to sections and paragraphs of this Agreement are for reference only, and do not form a part of this Agreement, or effect the interpretation of this Agreement.

L. Counterparts.  This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages, each of which shall for all purposes are deemed to be an original and all of which shall constitute on instrument.  All signatures of the parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

Signature Page

Of

Executive Employment Agreement

In Witness Whereof, Company has caused this Agreement to be duly executed and delivered by its duly authorized officer, and Executive has duly executed and delivered this Agreement, as of the date first written on page 1 of this Agreement.

ZEVRA THERAPEUTICS, INC. ("COMPANY"):	NEIL F. MCFARLANE:

By:/s/R. LaDuane Clifton	/s/Neil F. McFarlane
Name: R. LaDuane Clifton
Title: CFO

Exhibit A

List of Outside Business Activities

1.	Board service for Collegium Pharmaceutical, Inc. (NASDAQ: COLL)

2.	Board service for HCRX Master GP, LLC.

3.	Board service for Gator Boosters, Inc. (501(c)(3) organization)

Exhibit B

Release of Claims

Separation of Employment Agreement and General Release

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this ___ day of __________, ____, by and between Neil F. McFarlane (“Executive”) and Zevra Therapeutics, Inc. (the “Company”).

WHEREAS, Executive is employed by Company as Chief Executive Officer and President;

WHEREAS, Executive and Company entered into an Executive Employment Agreement, dated [_______], 2023, (the “Employment Agreement”) which provides for certain benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Employment Agreement;

WHEREAS, Executive’s employment with Company will terminate effective __________________ (the “Termination Date”); and

WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and Company as follows:

1.          Executive, for and in consideration of the commitments of Company as set forth in paragraph 6 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Company, its stockholders, its present and past affiliates, subsidiaries and parents, their respective officers, directors, investors, employees, and agents, and their respective predecessors, successors and assigns, heirs, executors, and administrators (collectively, “Releasees”), subject to the exceptions of Section 2 of the Agreement, from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of time to the date of this Agreement, to the extent arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and/or the termination of that employment relationship, including, but not limited to, (i) any claims for monetary damages arising under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act; (ii) any and all claims arising under the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended; (iii) any and all claims arising under any applicable state and local fair employment practice laws and wage and hour laws; (iv) any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized; and (v) any claims for attorneys’ fees and costs.

2.           The foregoing shall in no event apply to (i) enforcement by Executive of Executive’s rights under this Agreement, (ii) Executive’s rights as a stockholder in Company or any of its affiliates, (iii) Executive’s rights to indemnifications under any separate contract or insurance policy, (iv) Executive’s right to seek unemployment insurance benefits, (v) Executive’s right to seek workers’ compensation benefits, (vi) any rights Executive has to indemnification for service as an officer of Company, or (vii) any claims that, as a matter of applicable law, are not waivable.  This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

Executive and Company agree that nothing in this Agreement prevents or prohibits Executive from (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act, (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization or (iv) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA.  To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, Executive agrees to give prompt written notice to Company so as to permit Company to protect its interests in confidentiality to the fullest extent possible.  To the fullest extent provided by law, Executive acknowledges and agrees, however, Executive is waiving any right to recover monetary damages in connection with any such charge, action, investigation or proceeding. To the extent Executive receives any monetary relief in connection with any such charge, action, investigation or proceeding, Company will be entitled to an offset for the benefits made pursuant to this Agreement, to the fullest extent provided by law.

Executive and Company further agree that the Equal Employment Opportunity Commission (“EEOC”) and comparable state or local agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, and filing lawsuits in Federal or state court in their own name, or taking any action authorized by the EEOC or comparable state or local agencies.  Executive retains the right to participate in any such action and to seek any appropriate non-monetary relief.  Executive retains the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by Executive or in response to the government and such right is not limited by any non-disparagement claims.  Executive and Company agree that communication with employees plays a critical role in the EEOC’s enforcement process because employees inform the agency of employer practices that might violate the law.  For this reason, the right to communicate with the EEOC is a right that is protected by federal law and this Agreement does not prohibit or interfere with those rights.  Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages in any charge, complaint or lawsuit filed by Executive or by anyone else on Executive’s behalf.

3.          In consideration of Executive’s agreement to comply with the covenants described in Section 6-9 of the Employment Agreement, Company agrees as set forth in paragraph 6 herein.

4.           Executive further agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with Company, that Executive shall not seek employment with Company or any affiliated entity at any time in the future, and that neither Company nor any affiliate has any obligation to employ Executive in the future.

5.          Executive agrees that Executive will not disparage or subvert Company or the Releasees, or make any statement reflecting negatively on Company or the Releasees, including, but not limited to, any matters relating to the operation or management of Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.

6.          In consideration for Executive’s agreement as set forth herein, Company agrees to pay and provide Executive with the severance benefits described in Section 4(E)(1) of Executive’s Employment Agreement.  Executive agrees that Executive is not entitled to any payments, benefits, severance payments or other compensation beyond that expressly provided in Section 4(E)(1) of Executive’s Employment Agreement and the Accrued Benefits (as defined in Section 4(B) of the Employment Agreement).

7.           Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement.  Executive acknowledges that if Executive had not executed this Agreement containing a release of all claims against Company and the Releasees, Executive would only have been entitled to the payments provided in Company’s standard severance pay plan for employees.

8.          Executive acknowledges and agrees that Company previously has satisfied any and all obligations owed to Executive under any employment agreement or offer letter Executive has with Company or a Releasee and, further, that this Agreement supersedes any and all prior agreements or understandings, whether written or oral, between the parties, excluding only Executive’s and Company’s post-termination obligations under Executive’s Employment Agreement, Executive’s rights under any outstanding equity grants in accordance with the terms of the applicable grant agreements, any obligations relating to the securities of Company or any of its affiliates and Company’s obligations under Section 4(E)(1) of Executive’s Employment Agreement and to pay or provide the Accrued Benefits (as defined in Section 4(B) of the Employment Agreement), all of which shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of Executive’s Employment Agreement or the terms of this Agreement.

9.          Except as may be necessary to obtain approval or authorization to fulfill Executive’s or its obligations hereunder or as required by applicable law and subject to the exceptions of Section 2 of the Agreement, (a) Executive agrees not to disclose the terms of this Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor, and (b) Company agrees that the terms of this Agreement will not be disclosed.  It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

10.       Executive represents that Executive does not presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by Company and/or its predecessors, parents, subsidiaries or affiliates or obtained as a result of Executive’s  employment with Company and/or its predecessors, parents, subsidiaries or affiliates, or created by Executive while employed by or rendering services to Company and/or its predecessors, parents, subsidiaries or affiliates.  Executive acknowledges that all such Corporate Records are the property of Company.  In addition, Executive shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops and computers.  As of the Termination Date, Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

11.        Subject to the exceptions of Section 2 of the Agreement, Executive expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims.  Executive acknowledges the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in Executive’s favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.

12.       The parties agree and acknowledge that the agreements by Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

13.       Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach.  Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages.

14.       This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Florida.

15.       Executive certifies and acknowledges as follows:

(a)  That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE Company and each of the Releasees from any legal action arising out of Executive’s employment relationship with Company and the termination of that employment relationship;

(b)         That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

(c)         That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d)         That Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(e)         That Company has provided Executive with a period of [twenty-one (21)] [forty-five (45)] days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory to Executive; and

[Note:  The applicable time period will depend on whether the termination is part of a reduction in force (45 days) or not (21 days).  In addition, if the termination is in connection with a reduction in force, certain disclosures will need to be made to Executive to comply with the requirements of the ADEA if Executive is at least age 40.]

(f)         Executive acknowledges that this Agreement may be revoked by Executive within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period.  In the event of a timely revocation by Executive, this Agreement will be deemed null and void and Company will have no obligations hereunder.  Revocation may be achieved only by delivering a letter to [NAME, TITLE, ADDRESS], clearly evidencing a decision to revoke within the seven day revocation period.

Intending to be legally bound hereby, Executive and Company executed the foregoing Separation of Employment Agreement and General Release this ______ day of _______, ____.

Neil F. McFarlane	Witness:

Zevra therapeutics, Inc.

By:	Witness:
Name: Neil F. McFarlane
Title: President, Chief Executive Officer